UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 27, 2021 (April 21, 2021)

SEQUENTIAL BRANDS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37656	47-4452789
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1407 Broadway, 38th Floor, New York, NY 10018

(Address of Principal Executive Offices/Zip Code)

(646) 564-2577

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	SQBG	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01.  Entry into a Material Definitive Agreement.

On April 21, 2021, Sequential Brands Group, Inc. (“Sequential” or the “Company”) entered into an asset purchase agreement (the “Purchase Agreement”) under Heeling Sports Limited, a wholly-owned subsidiary of the Company, with BBC International LLC (the “Buyer”), pursuant to which Sequential agreed to sell the Buyer the Heely’s intangible assets for $11,000,000 in cash consideration. The sale closed on April 21, 2021.

The Purchase Agreement included customary representations, warranties and covenants of Sequential and the Buyer.  The Purchase Agreement also contained indemnification provisions pursuant to which Sequential has agreed to indemnify the Buyer against certain losses, subject to the limitations set forth therein, including losses related to breaches of representations, warranties and covenants.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby is qualified in its entirety by the full text of the Purchase Agreement, which is filed as an exhibit to this Form 8-K.

The Purchase Agreement is included to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about Sequential or the Buyer or any of their respective businesses, subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement (a) were made by the parties thereto only for purposes of that agreement and as of specific dates; (b) were made solely for the benefit of the parties to the Purchase Agreement; (c) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non-public information); (d) may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts; and (e) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Sequential or the Buyer or any of their respective subsidiaries or affiliates.  Additionally, the representations, warranties, covenants, conditions and other terms of the Purchase Agreement may be subject to subsequent waiver or modification.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in Sequential’s public disclosures.  The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Sequential that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that are filed with the Securities and Exchange Commission.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Item 1.01 is incorporated by reference.

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As a result of the transaction described in Item 1.01 above, Sequential made principal prepayments of $1.9 million on its Tranche A Term Loan in accordance with the terms under the amended Third Amended and Restated Credit Agreement with Bank of America, N. A., as administrative and collateral agent and the lenders party thereto and $3.2 million on its second lien Term Loan under the amended Third Amended and Restated Credit Agreement with Wilmington Trust, National Association, as administrative agent and collateral agent and the lenders party thereto.  Sequential made an additional prepayment of $1.1 million on its Tranche A Term Loan.

Item 7.01.  Regulation FD Disclosure

On April 26, 2021, Sequential issued a press release announcing the sale of Heelys and principal repayment on a portion of its outstanding debt described in Items 1.01, 2.01 and 2.04, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of Sequential under the Securities Act of 1933, as amended, regardless of any general incorporation language in those filings.

Item 9.01. Financial Statements and Exhibits

(b)	Pro Forma Financial Information.

The pro forma financial information required under this Item 9.01(b) is attached to this Current Report on Form 8-K as Exhibit 99.2 and is incorporated herein by reference.

(d)	Exhibits.

Exhibit Number	Description

10.1	Sale and Purchase Agreement between Heeling Sports Limited and BBC International LLC dated April 21, 2021

99.1	Press Release dated April 26, 2021

99.2	Unaudited Pro Forma Condensed Consolidated Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sequential Brands Group, Inc.

Date: April 27, 2021	By:	/s/ Lorraine DiSanto

	Name:	Lorraine DiSanto
	Title:	Chief Financial Officer